     Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, November 5, 2020

Titan International, Inc. Reports Third Quarter 2020 Results

Quarter Highlights
•Ending cash and cash equivalents balance was $98.8 million, an increase of $18.6 million during the quarter
•Net debt was reduced by $85 million over the past 12 months to the lowest level since Q3 2018
•Gross margin was 10.3%, up from 7.8% in Q3 of the prior year
•SGARD expenses were $35.7 million (11.7% of net sales), a YOY decrease of 4.3%
•Net sales were $304.8 million, a $41.1 million YOY decrease, net sales would have been $324.9 million on a constant currency basis
•Adjusted EBITDA was $14.2 million
•Loss from operations was $6.8 million, a $5.8 million YOY improvement
•Net loss attributable to Titan was $12.6 million and EPS was $(0.21), adjusted net loss attributable to Titan was $6.3 million, with adjusted EPS of $(0.10)

QUINCY, ILLINOIS, November 5, 2020 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the third quarter ended September 30, 2020.

Net sales for the third quarter of 2020 were $304.8 million, compared to net sales of $345.9 million for the third quarter of 2019, representing a $41.1 million, or 11.9 percent, decrease. On a constant currency basis, net sales for the third quarter 2020 would have been $324.9 million. The third quarter of 2020 results include an expense of $5.0 million for a contingent legal accrual related to an anticipated litigation settlement. Net loss applicable to common shareholders for the third quarter of 2020 was $12.6 million, equal to a loss of $0.21 per basic and diluted share, compared to loss of $19.6 million, equal to a loss of $0.33 per basic and diluted share, in the third quarter of 2019.

Net sales for the first nine months of 2020 were $932.4 million, compared to net sales of $1,146.9 million for the first nine months of 2019, representing a $214.5 million, or 18.7 percent, decrease. On a constant currency basis, net sales for the first nine months of 2020 would have been $985.2 million. Net loss applicable to common shareholders for the first nine months of 2020 was $43.2 million, equal to a loss of $0.71 per basic and diluted share, compared to loss of $25.5 million, equal to a loss of $0.43 per basic and diluted share, for the first nine months of 2019.

Paul Reitz, President and Chief Executive Officer commented, “We're proud that we again produced very solid financial results this quarter on almost all fronts despite an environment filled with uncertainty and challenges. In many aspects the third quarter financial results were a continuation of what we achieved during the second quarter
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as we again had strong margin performance, good working capital management, and improvements in our balance sheet leading the way to another solid quarter. During the quarter, we increased our cash balance by more than $18 million while also continuing to lower our debt. At $366 million, our net debt represents the lowest level since Q3 2018 and has improved $85 million over the past twelve months. During the course of the pandemic, we have outlined several steps we would take to weather the uncertainty and position Titan for the future, and I am very pleased with the accomplishments we have made thus far both operationally and financially. We now anticipate full year adjusted EBITDA to be in the range of $40 million to $44 million.

“We are currently in the midst of our planning process for 2021 and believe next year has plenty of reasons to be optimistic. Latin American Ag has seen a strong jump in orders with good visibility into next year for that growth to continue. The North American harvest season is going well as corn prices are in that important $4 range and soybean prices have reached a multi-year high. As a result, farmer income is expected to increase over 20 percent with farmer sentiment and dealer expectations significantly improving in recent polls. As everyone knows, the age of fleet in the large Ag segment is well above the replacement trend lines, and inventory levels are also at relatively low levels. Couple that with higher commodity prices and government support programs, and the catalysts are there for market growth. We are optimistic for what that will mean for demand in North American Ag in upcoming months.

“Our Earthmoving & Construction business has done an exceptional job managing margins within a difficult sales environment. In the third quarter, our segment gross margin percentage grew 180 basis points to 10.1 percent as compared to 8.3 percent last year despite a drop in net sales of more than 20 percent. While market conditions remain tough, there are some market signals that bode well for next year as dealer inventories are low and global housing continues to show growth, plus the possibility that governments will provide support for infrastructure spending as a mechanism for demand to rebound from the pandemic.

“Titan’s third quarter financial results and our impressive improvements in our balance sheet and liquidity position demonstrate that we continue to navigate the pandemic challenges quite well; positioning ourselves for a stronger 2021 and ultimately for refinancing our bonds which mature in 2023. Our team has and will continue to remain diligently focused on making good, timely decisions and taking swift actions to adjust to an evolving world while we have our eyes on a future that continues to look better.”

Results of Operations

Net sales for the third quarter ended September 30, 2020, were $304.8 million, compared to $345.9 million in the comparable quarter of 2019, a decrease of 11.9 percent driven by sales decreases in all segments. Overall net sales volume was down 9.7 percent from the comparable prior year quarter, due primarily to challenges in the earthmoving/construction market as a result of a slowdown of the global construction market, particularly in Europe. Approximately $8 million in reduced sales, in comparison to the same period of 2019, was attributable to disrupted markets in Europe and Asia resulting from the COVID-19 pandemic. Contributing factors in the sales decrease in the Agriculture market included global trade issues and the impact of COVID-19 which resulted in lower volume from OEM customers as well as the negative effect of foreign currency translation. Overall, unfavorable currency translation negatively impacted net sales by 5.8 percent or $20.2 million. Favorable price/mix partially offset these declines and contributed to a 3.6 percent increase in net sales.

Net sales for the nine months ended September 30, 2020, were $932.4 million, compared to $1,146.9 million in the comparable nine-month period of 2019, a decrease of 18.7 percent driven by sales decreases in all segments. Overall net sales volume was down 15.6 percent from the comparable period in the prior year, due primarily to the aforementioned economic factors. The overall net sales volume was also impacted by approximately $53 million in reduced sales in comparison to the same period of 2019 due to COVID-19 related plant closures and market disruption in Europe, Asia and Latin America. Unfavorable currency translation negatively impacted net sales by 4.6 percent. Favorable price/mix partially offset these declines and contributed to a 1.5 percent increase in net sales.

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Gross profit for the third quarter ended September 30, 2020 was $31.3 million, compared to $27.1 million in the comparable prior year period. Gross margin was 10.3 percent of net sales for the quarter, compared to 7.8 percent of net sales in the comparable prior year period. The increase in gross profit was driven by initiatives to reduce labor and overhead costs across global production facilities as well as lower raw material prices relative to the prior year. Lower sales volume and a $2.5 million unfavorable gross profit impact from the COVID-19 pandemic mentioned above partially offset the year-over-year gross profit margin increase.

Gross profit for the first nine months of 2020 was $88.4 million, compared to $110.7 million in the comparable prior year period. Gross margin was 9.5 percent of net sales for the first nine months of 2020, compared to 9.6 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions. The unfavorable gross margin impact from the COVID-19 pandemic mentioned above was approximately $13 million.

Selling, general, administrative, research and development (SGARD) expenses for the third quarter of 2020 were $35.7 million, compared to $37.3 million for the comparable prior year period. As a percentage of net sales, SGARD was 11.7 percent, compared to 10.8 percent for the comparable prior year period. The decrease in SGARD was driven primarily by lower payroll, marketing and travel related expenses, resulting from company-wide initiatives to lower costs, as well as $2.3 million in costs related to the Company's proposed ITM undercarriage public listing in 2019. These reductions were partially offset by a $5.0 million contingent legal accrual related to an anticipated settlement.

SGARD expenses for the first nine months of 2020 were $100.6 million, compared to $114.1 million for the comparable prior year period. As a percentage of net sales, SGARD expenses were 10.8 percent, compared to 9.9 percent for the comparable prior year period.  The decrease in SGARD was primarily due to lower professional fees related to investments in information technology related to ongoing stabilization of an enterprise resource planning (ERP) software implementation within North America during 2019, lower payroll, marketing and travel related expenses, again, resulting from company-wide initiatives to lower costs, as well as, $2.3 million in costs related to the Company's proposed ITM undercarriage public listing in 2019. These reductions were partially offset by a $5.0 million contingent legal accrual related to an anticipated settlement, as mentioned above.

Loss from operations for the third quarter of 2020 was $6.8 million, or 2.2 percent of net sales, compared to loss of $12.6 million, or 3.6 percent of net sales, for the third quarter of 2019.  Loss from operations for the first nine months of 2020 was $19.5 million, or 2.1 percent of net sales, compared to loss of $10.9 million, or 1.0 percent of net sales, for the first nine months of 2019. Changes in loss from operations for the quarter and nine months ended September 30, 2020 as compared to the same periods in 2019 were primarily driven by lower net sales offset by improvements in gross profit margins and reduced SG&A expenses during the period.

Foreign exchange loss was $1.3 million for the three months ended September 30, 2020, compared to a loss of $2.3 million for the three months ended September 30, 2019. Foreign exchange loss was $9.7 million for the first nine months of 2020, compared to a gain of $2.2 million for the first nine months of 2019. Foreign currency exchange gain or loss is the result of the significant movements in foreign currency exchange rates in many of the geographies in which we conduct business and translation of intercompany loans at certain foreign subsidiaries, which are denominated in local currencies rather than the reporting currency, which is the United States dollar. Since such loans are expected to be settled at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During the first quarter of 2020, we settled a number of intercompany loans as part of an ongoing loan restructuring initiative with a resulting foreign exchange loss, which is reflected in the total foreign exchange loss recognized for the first nine months of 2020.

The third quarter of 2020 net loss applicable to common shareholders was $12.6 million, equal to a loss of $0.21 per basic and diluted share, compared to loss of $19.6 million, equal to a loss of $0.33 per basic and diluted share, in the comparable prior year period.

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Net loss applicable to common shareholders for the nine months ended September 30, 2020, was $43.2 million, equal to a loss of $0.71 per basic and diluted share, compared to a loss of $25.5 million, equal to a loss of $0.43 per basic and diluted share, in the comparable prior year period.

Adjusted EBITDA was $14.2 million for the third quarter of 2020, compared to $8.5 million in the comparable prior year period. Adjusted EBITDA was $36.7 million for the first nine months of 2020, compared to $41.0 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$153,067	$156,625	$473,272	$512,639
Gross profit	16,191	10,426	45,830	46,798
Income (loss) from operations	3,091	(1,230)	5,389	17,062

During the quarter, unfavorable currency translation, primarily in Latin America, Europe and Russia contributed 8.7 percent of this decrease which was partially offset by a 2.3 percent increase in sales volume primarily in Latin America and Europe. Favorable price/mix increased net sales by 4.1 percent. Lower sales volumes in North America were primarily caused by the effect of the COVID-19 pandemic, which continues to cause uncertainty for our customers, most notably OEM customers. The increase in gross profit is primarily attributable to production efficiencies from company-wide cost reduction initiatives and lower raw material costs.

During the nine months ended September 30, 2020, lower sales volume in North America and Europe contributed 2.7% of this decrease while unfavorable currency translation across most non-US geographies further decreased net sales by 6.1%. Favorable price/mix increased net sales by 1.1%. Lower sales volumes were primarily caused by continued weakness in the commodity markets and the effect of the COVID-19 pandemic, which continues to cause significant uncertainty for our customers, primarily OEM customers. The decrease in gross profit is primarily attributable to the impact of lower sales volume and unfavorable foreign currency translation.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$123,227	$155,659	$372,606	$517,186
Gross profit	12,409	12,935	34,777	50,806
Income (loss) from operations	656	(2,938)	(8,240)	8,293
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During the quarter, the decrease in earthmoving/construction sales was driven by decreased volume, which negatively impacted net sales by 19.4 percent. This decrease was primarily due to a tightening within the construction market in all of our geographies over the last year. The direct impact of COVID-19 accounted for approximately $8 million of the sales decrease due to plant shutdowns and market disruptions in Europe and Asia. Unfavorable currency translation in Europe, Latin America and Russia decreased net sales by 1.6 percent, but was partially offset by improvements in pricing and product mix, which increased net sales by 0.1 percent. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies, the impact of COVID-19 and unfavorable foreign currency translation. However, gross profit margins for the segment improved to 10.1 percent in the three months ended September 30, 2020, compared to 8.3 percent in the corresponding prior period, as a result of actions taken to combat the current global economic situation, coupled with lower raw material costs.

The decrease in earthmoving/construction sales for the nine months ended September 30, 2020 was driven by decreased volume, which negatively impacted net sales by 27.1 percent. This decrease was primarily due to a tightening within the construction market in all geographies, especially in our undercarriage business. The direct impact of COVID-19 accounted for approximately $48 million of the sales decrease due to plant shutdowns and market disruptions in Europe and Asia. Unfavorable currency translation across most non-US geographies decreased net sales by 2.4 percent, but was partially offset by favorable pricing and product mix, which increased net sales by 1.5 percent. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies, the impact of COVID-19 and unfavorable foreign currency translation.

Consumer Segment

(Amounts in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$28,478	$33,621	$86,527	$117,051
Gross profit	2,717	3,739	7,821	13,068
(Loss) income from operations	(88)	(229)	1,042	3,120

During the quarter, the decrease in net sales was driven by lower sales volume, especially in North America and Australia, which negatively impacted net sales by 20.8 percent as well as unfavorable currency translation, primarily in Latin America and Russia, which decreased net sales by 12.2 percent. Favorable pricing and product mix contributed 17.7 percent to net sales during the period. The decrease in gross profit was due primarily to lower sales in the light utility truck markets.

The decrease in consumer segment net sales for the nine months ended September 30, 2020 was driven by lower sales volume, especially in North America, Latin America and Australia, which negatively impacted net sales by 21.6 percent, and unfavorable currency translation, primarily in Latin America and Russia, which decreased net sales by 7.8 percent. Favorable price mix increased net sales by 3.4 percent. The decline in Latin America continued to be driven by lower demand for light utility truck tires and the impact of COVID-19, while declines in other geographies related to a shift in focus to agriculture and earthmoving/construction products. The decrease in gross profit was due primarily to lower sales in the light utility truck markets.

Financial Condition

The Company ended the third quarter of 2020 with total cash and cash equivalents of $98.8 million, compared to $66.8 million at December 31, 2019. Long-term debt at September 30, 2020, was $431.8 million, compared to $438.5 million at December 31, 2019. Short-term debt was $32.6 million at September 30, 2020, compared to $61.3 million at December 31, 2019. Net debt (total debt less cash and cash equivalents) was $365.7 million at September 30, 2020, compared to $432.9 million at December 31, 2019.

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Net cash provided by operating activities for the first nine months of 2020 was $47.4 million, compared to net cash provided by operations of $31.2 million for the comparable prior year period. Capital expenditures were $13.4 million for the first nine months of 2020, compared to $26.3 million for the comparable prior year period. Capital expenditures during the first nine months of 2020 and 2019 represent critical equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2020 is being suppressed as a direct response to cash preservation activities as a result of the impact of the COVID-19 pandemic on the business.

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Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Thursday, November 5, 2020, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.
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About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$304,772	$345,905	$932,405	$1,146,876
Cost of sales	273,455	318,805	840,391	1,036,204
Asset impairment	—	—	3,586	—
Gross profit	31,317	27,100	88,428	110,672
Selling, general and administrative expenses	33,451	34,954	93,849	106,605
Research and development expenses	2,240	2,309	6,782	7,470
Royalty expense	2,434	2,453	7,309	7,507
Loss from operations	(6,808)	(12,616)	(19,512)	(10,910)
Interest expense	(7,251)	(8,164)	(23,076)	(23,751)
Foreign exchange (loss) gain	(1,336)	(2,266)	(9,742)	2,218
Other income	2,283	5,066	9,111	7,490
Loss before income taxes	(13,112)	(17,980)	(43,219)	(24,953)
Provision for income taxes	342	2,064	2,377	761
Net loss	(13,454)	(20,044)	(45,596)	(25,714)
Net loss attributable to noncontrolling interests	(811)	(900)	(2,422)	(2,124)
Net loss attributable to Titan	(12,643)	(19,144)	(43,174)	(23,590)
Redemption value adjustment	—	(491)	—	(1,928)
Net loss applicable to common shareholders	$(12,643)	$(19,635)	$(43,174)	$(25,518)

Loss per common share:
Basic	$(.21)	$(.33)	$(.71)	$(.43)
Diluted	$(.21)	$(.33)	$(.71)	$(.43)
Average common shares and equivalents outstanding:
Basic	60,926	60,161	60,630	60,037
Diluted	60,926	60,161	60,630	60,037

Dividends declared per common share:	$—	$.005	$.005	$.015

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$98,772	$66,799
Accounts receivable, net	192,764	185,238
Inventories	284,231	333,356
Assets held for sale	6,640	7,203
Prepaid and other current assets	56,008	58,869
Total current assets	638,415	651,465
Property, plant and equipment, net	324,959	367,595
Operating lease assets	21,936	23,914
Deferred income taxes	1,040	2,331
Other assets	29,997	69,002
Total assets	$1,016,347	$1,114,307

Liabilities
Current liabilities
Short-term debt	$32,641	$61,253
Accounts payable	150,879	158,647
Other current liabilities	131,734	107,253
Total current liabilities	315,254	327,153
Long-term debt	431,789	438,469
Deferred income taxes	1,774	6,672
Other long-term liabilities	73,320	78,025
Total liabilities	822,137	850,319

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 61,353,590 issued at September 30, 2020 and 60,710,983 at December 31, 2019)	—	—
Additional paid-in capital	531,895	532,070
Retained deficit	(117,810)	(74,334)
Treasury stock (at cost, 89,612 and 427,771 shares, respectively)	(1,199)	(4,234)
Accumulated other comprehensive loss	(243,048)	(218,651)
Total Titan shareholders’ equity	169,838	234,851
Noncontrolling interests	(628)	4,137
Total equity	169,210	238,988
Total liabilities and equity	$1,016,347	$1,114,307

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Nine months ended
	September 30,
Cash flows from operating activities:	2020	2019
Net loss	$(45,596)	$(25,714)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,376	41,347
Asset impairment	3,586	—
Deferred income tax provision	(3,616)	(738)
Loss (gain) on sale of Wheels India Limited shares	703	(4,695)
Gain on property insurance settlement	(4,936)	—
Stock-based compensation	1,931	959
Issuance of stock under 401(k) plan	925	767
Foreign currency translation loss (gain)	9,812	(2,327)
(Increase) decrease in assets:
Accounts receivable	(22,909)	16,124
Inventories	36,664	36,920
Prepaid and other current assets	(1,133)	(3,073)
Other assets	1,198	(1,110)
Increase (decrease) in liabilities:
Accounts payable	2,351	(24,998)
Other current liabilities	28,753	3,634
Other liabilities	(678)	(5,884)
Net cash provided by operating activities	47,431	31,212
Cash flows from investing activities:
Capital expenditures	(13,350)	(26,254)
Payments related to redeemable noncontrolling interest	—	(71,722)
Sale of Wheels India Limited shares	32,852	—
Proceeds from property insurance settlement	4,936	—
Other	926	1,354
Net cash provided by (used for) investing activities	25,364	(96,622)
Cash flows from financing activities:
Proceeds from borrowings	85,991	124,153
Payment on debt	(116,601)	(59,296)
Dividends paid	(603)	(901)
Other financing activities	(2,723)	—
Net cash (used for) provided by financing activities	(33,936)	63,956
Effect of exchange rate changes on cash	(6,886)	(1,628)
Net increase (decrease) in cash and cash equivalents	31,973	(3,082)
Cash and cash equivalents, beginning of period	66,799	81,685
Cash and cash equivalents, end of period	$98,772	$78,603

Supplemental information:
Interest paid	$16,070	$18,060
Income taxes paid, net of refunds received	$6,861	$6,120

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net loss attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net loss attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net loss attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net loss attributable to Titan to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and nine-month periods ended September 30, 2020 and 2019.

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net loss applicable to common shareholders	$(12,643)	$(19,635)	$(43,174)	$(25,518)
Adjustments:
Remove redemption value adjustment	—	491	—	1,928
Costs relating to potential ITM public listing	—	2,273	—	2,273
Insurance reimbursement	—	—	(4,936)	—
Foreign exchange loss (gain)	1,336	2,266	9,742	(2,218)
Settlement of legal matter	5,000	—	5,000	—
Asset impairment	—	—	3,586	—
Loss on sale of Wheels India Limited shares	—	—	2,005	—
Restructuring charge	—	—	399	—
Adjusted net loss attributable to Titan	$(6,307)	$(14,605)	$(27,378)	$(23,535)

Adjusted earnings per common share:
Basic	$(0.10)	$(0.24)	$(0.45)	$(0.39)
Diluted	(0.10)	(0.24)	(0.45)	(0.39)

Average common shares and equivalents outstanding:
Basic	60,926	60,161	60,630	60,037
Diluted	60,926	60,161	60,630	60,037
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The table below provides a reconciliation of net loss to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and nine-month periods ended September 30, 2020 and 2019.

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net loss	$(13,454)	$(20,044)	$(45,596)	$(25,714)
Adjustments:
Provision for income taxes	342	2,064	2,377	761
Interest expense, excluding interest income	7,729	8,357	23,772	24,585
Depreciation and amortization	13,257	13,538	40,376	41,347
EBITDA	$7,874	$3,915	$20,929	$40,979
Adjustments:
Costs relating to potential ITM public listing	—	2,273	—	2,273
Insurance reimbursement	—	—	(4,936)	—
Foreign exchange loss (gain)	1,336	2,266	9,742	(2,218)
Settlement of legal matter	5,000	—	5,000	—
Asset impairment	—	—	3,586	—
Loss on sale of Wheels India Limited shares	—	—	2,005	—
Restructuring charge	—	—	399	—
Adjusted EBITDA	$14,210	$8,454	$36,725	$41,034

The table below sets forth, for the three and nine-month periods ended September 30, 2020, the impact to net sales of currency translation (constant currency) by geography (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation		Three Months Ended September 30, 2020
	2020	2019	% Change from 2019	$	%	Constant Currency
United States	$122,450	$144,188	(15.1)%	—	—%	$122,450
Europe / CIS	123,851	138,293	(10.4)%	(5,554)	(4.0)%	129,405
Latin America	44,547	46,193	(3.6)%	(14,828)	(32.1)%	59,375
Other International	13,924	17,231	(19.2)%	218	1.3%	13,706
	304,772	345,905	(11.9)%	(20,164)	(5.8)%	324,936

	Nine Months Ended September 30,			Change due to currency translation		Nine Months Ended September 30,
	2020	2019	% Change from 2019	$	%	Constant Currency
United States	$413,263	$477,155	(13.4)%	—	—%	$413,263
Europe / CIS	364,833	455,212	(19.9)%	(19,441)	(4.3)%	384,274
Latin America	113,344	138,610	(18.2)%	(32,010)	(23.1)%	145,354
Other International	40,965	75,899	(46.0)%	(1,303)	(1.7)%	42,268
	932,405	1,146,876	(18.7)%	(52,754)	(4.6)%	985,159

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	September 30, 2020	December 31, 2019	September 30, 2019

Long-term debt	$431,789	$438,469	$464,827
Short-term debt	32,641	61,253	64,228
Total debt	$464,430	$499,722	$529,055
Cash and cash equivalents	98,772	66,799	78,603
Net debt	$365,658	$432,923	$450,452

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